Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF

EXACT SCIENCES CORPORATION

Pursuant to Section 151(g) of the General
Corporation Law of the State of Delaware

Exact Sciences Corporation, a Delaware corporation (the “Corporation”), does hereby certify that, at a duly convened meeting of the board of directors of the Corporation (the “Board of Directors”) on October 24, 2018, the Board of Directors duly adopted the following resolution:

FURTHER RESOLVED, that none of the authorized shares of Series A Junior Participating Preferred Stock of Exact Sciences Corporation are outstanding, and none will be issued subject to the certificate of designations previously filed with respect to such series.

[Signature page follows.]

IN WITNESS WHEREOF, Exact Sciences Corporation has caused this certificate to be duly executed in its corporate name on this 25th day of October 2018.

EXACT SCIENCES CORPORATION

By:	/s/ D. Scott Coward
D. Scott Coward
Senior Vice President, General Counsel and Secretary

[Certificate of Elimination – Series A Junior Participating Preferred Stock]